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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    Form 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): June 22, 1999

                              Four Media Company
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)


      Delaware                     0-21943                        95-4599440
   --------------          ------------------------          -------------------
     (State of             (Commission File Number)             (IRS Employer
   Incorporation)                                            Identification No.)

                           2813 West Alameda Avenue
                           Burbank, California 91505
                           -------------------------
              (Address of principal executive offices) (Zip Code)

                                (818) 840-7000
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              (Registrant's telephone number, including area code)
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ITEM 5.  OTHER EVENTS.
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          Four Media Company, a Delaware corporation (the "Company"), issued a press release on June 22, 1999 announcing that 4MC Ross Acquisition Co., a Delaware corporation and wholly owned subsidiary of the Company ("4MC Ross"), had acquired the assets of Ross Digital Sound & Picture, Inc., a California corporation ("DSP"), on June 22, 1999 (the "Acquisition"). Pursuant to an Asset Purchase Agreement, dated June 22, 1999 (the "Purchase Agreement"), by and among the Company, 4MC Ross, DSP, Michael John Ross ("J. Ross") and Nancy Elaine Ross ("N. Ross," and together with DSP and J. Ross, the "Sellers"), 4MC Ross purchased substantially all of the assets used by DSP in the operation of its businesses for approximately $7.2 million in cash. The purchase price was determined by arm's length negotiations between the Company and the Sellers, none of whom had any material relationship with either the Company or any of its affiliates. In connection with the Acquisition, the Company entered into employment agreements with J. Ross and N. Ross. The source of funds for the Acquisition was the Company's $200.0 million credit facility with a bank syndicate, including Canadian Imperial Bank of Commerce.

          DSP provides a broad range of sound services for television series and feature films through its use of proprietary technology and a high-speed digital audio network. The Company intends to conduct such business in a substantially similar manner as was conducted by the Sellers while simultaneously expanding DSP's digital networking capability and proprietary technology to the Company's other sound facilities. The Purchase Agreement and the press release are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference.

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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  July 6, 1999
                            FOUR MEDIA COMPANY

                            By: /s/ William E. Niles
                                --------------------

                            William E. Niles
                            Vice President of Business Affairs, General Counsel and Secretary

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                                 EXHIBIT INDEX
                                 -------------


          2.1 Asset Purchase Agreement, dated as of June 22, 1999, by and among Four Media Company, 4MC Ross Acquisition Co., Ross Digital Sound & Picture, Inc., Michael John Ross and Nancy Elaine Ross.

         99.1  Press Release of Four Media Company, dated June 22, 1999.

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